Exhibit 99.1

News Release

Milacron Signs 5-Year, €27 Million Credit Deal

CINCINNATI, OHIO, March 13, 2008...Milacron Inc. (NYSE: MZ), a leading global supplier of plastics-processing technologies and industrial fluids, announced the signing of a five-year, asset-based revolving credit program through which Lloyds TSB Group plc will provide as much as €27 million of aggregate financing to certain Milacron operations in Europe for working capital purposes.

“This new ABL (asset based lending) program will allow us to replace some shorter-term credit commitments while providing incremental financing for our global working capital needs, including meeting our pension funding obligations,” said Ross A. Anderson, Milacron senior vice president and chief financial officer.  “Because of the substantial inter-company indebtedness created by our U.S. refinancing of European bonds in 2004, we will be able to apply the proceeds to these obligations in a tax-efficient manner,” he added.

“We are delighted to provide this new facility to Milacron across their major operating areas in Western Europe,” said Martin Ward, International Development Director, Lloyds TSB Commercial Finance.  “Once again we are seeing the relevance of ABL facilities to growing multinational companies throughout Europe, and this deal reconfirms the logic of us building Lloyds TSB’s International footprint in the ABL sector through our Commercial Finance operations.”

The credit program consists of two parts: asset-secured loans to Milacron subsidiaries in Germany, Holland and Belgium and an accounts receivable factoring facility between Milacron’s German operations and Lloyds TSB Commerce Finance.  Based on current asset levels, total borrowing and factoring capacity under the new program when fully operational is expected to exceed €20 million.  Principal terms of the program are being filed with the Securities and Exchange Commission.

About Lloyds TSB
Lloyds TSB Commercial Finance is part of the Lloyds TSB Group. Its services can meet the needs of businesses ranging from start-up through to major global PLCs. Its approach to asset backed lending (ABL) means that customers benefit from a far more tailored approach to finance, where different elements of ABL can be added to the funding mix according to the needs and lifestage of the individual business. Asset backed lending offers a flexible and secure way for businesses to raise the finance they need for expansion, growth, MBOs, MBIs and other opportunities, against assets such as the debt book, stock, plant and machinery and property.
Contact: Martin Ward   +44 7860 218 296 martin.ward@ltsbcf.co.uk

About Milacron
First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia.  For further information, visit www.milacron.com or call Milacron’s toll-free investor line: (800) 909-6452.
Contact: Al Beaupré  (513) 487-5918  albert.beaupre@milacron.com

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Milacron Inc. – 2090 Florence Ave. – Cincinnati, Ohio 45206 – 513-487-5000 – www.milacron.com